SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report: September 12, 2007 (Date of earliest event reported)
Commission File No.: 0-25969
RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)
5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)
(301) 306-1111
Registrant’s telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On September 14, 2007, Radio One, Inc. (“Radio One”) amended its bank credit agreement. The amendment provides for, among other things, an increase in Radio One’s total leverage ratio, a reduction in the interest coverage ratio, a partial pay-down of the outstanding term loan, and continued development of the company’s internet activities. A copy of the amendment is attached hereto as Exhibit 10.1. A copy of the press release announcing the amendment is also attached as Exhibit 99.1.
Item 2.01 Completion of Acquisition or Disposition of Assets
     On September 12, 2007, Radio One completed the sale of all of its radio stations in the Dayton metropolitan area and 5 of its 6 stations in the Louisville metropolitan areas to Main Line Broadcasting, LLC for approximately $76 million in cash. On August 31, 2007, Radio One completed the sale of radio station KTTB-FM in the Minneapolis metropolitan area to Northern Lights Broadcasting, LLC for approximately $28 million in cash. A copy of the press release announcing these dispositions is attached as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
The following exhibits are filed with this Form 8-K:

Exhibit Number	Description
10.1	Second Amendment to Credit Agreement and Waiver, dated as of September 14, 2007, by and among Radio One Inc. and the several Lenders named in the Credit Agreement dated as of June 13, 2005 and Wachovia Bank, National Association, as Administrative Agent for the Lenders.

99.1	Press release dated September 18, 2007: Radio One Inc. Completes Sale of Radio Stations and Amendment to Bank Credit Agreement
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Scott R. Royster
September 18, 2007	Scott R. Royster
Executive Vice President and Chief Financial Officer